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Exhibit 99.1

For Immediate Release

American Power Conversion Announces
Second Quarter 2003 Financial Results

Second Quarter Revenue Increases 8 Percent Year-over-Year;
Highest Revenue Growth in Over Two Years

        WEST KINGSTON, R.I.—July 31, 2003—American Power Conversion Corporation (Nasdaq:APCC) (APC) today reported financial results for the second quarter ended June 29, 2003.

        Revenue for the second quarter 2003 was $331.5 million, an increase of 8 percent from $308.2 million reported in the second quarter 2002. On a sequential basis, second quarter revenue was up 7 percent versus $309.0 million in the first quarter 2003. Net income for the second quarter 2003 was $33.1 million or $0.17 per share, an increase of 12 percent from $29.6 million or $.15 per share in the second quarter 2002. On a sequential basis, net income grew 10 percent versus $30.0 million or $0.15 per share in the first quarter 2003.

        "APC remains on extremely strong financial footing, producing healthy profit margins and a solid cash position again this quarter," said Rodger B. Dowdell, Jr., APC's president and CEO. "Year-over-year revenue growth increased in the second quarter, bolstered by the highest revenue growth rate since the first quarter of 2001. Each of our operating segments posted positive year-over-year growth and we continue to see good acceptance of our compelling InfraStruXure architecture."

        The Company's Small Systems segment, which provides power protection, uninterruptible power supply (UPS) and management products for the PC, server and networking markets, represented approximately 78 percent of product revenue in the second quarter. Second quarter revenue for the Small Systems segment increased 4 percent year-over-year and 6 percent sequentially. The Large Systems segment, consisting primarily of 3-phase UPS, DC-power systems and precision cooling products for data centers, facilities and communication applications, represented approximately 17 percent of product revenue in the second quarter. Large Systems segment revenue in the quarter grew 23 percent year-over-year and 18 percent sequentially. Finally, the "Other" segment, which is comprised of various accessory products, made up 5 percent of total product revenue in the second quarter. The Other segment was up 19 percent year-over-year, but declined 9 percent sequentially.

        Geographically, the Americas region (North and Latin America) represented 52 percent of second quarter revenue and was down 4 percent year-over-year. Sequentially, revenue in the Americas was up 14 percent. Second quarter revenue in Europe, the Middle East and Africa (EMEA) was 30 percent of total APC quarterly revenue and grew 22 percent year-over-year and 1 percent sequentially. Finally, quarterly revenue in Asia comprised 18 percent of total company revenue. This region was up 24 percent year-over-year and 3 percent sequentially. On a constant currency basis, EMEA revenue in the second quarter was up 9 percent year-over-year and down 1 percent sequentially. Second quarter revenue in Asia on a constant currency basis was up 18 percent year-over-year and 2 percent sequentially.

  Business Outlook

        "We are very pleased with the Company's year-over-year revenue growth in both the second quarter and the first half of 2003. To date, the third quarter continues to exhibit positive year-over-year and sequential revenue growth rate trends. We believe that these results support our strategy of aggressively investing in our business, developing innovative products and supporting sales and marketing programs to drive awareness of APC and its growing product portfolio," said Dowdell. "Our solid fundamentals enable APC to undertake these activities while maintaining healthy profitability. We continue to believe that aggressive investments during what remains a challenging economic environment best position APC for long-term success."

  Non-GAAP Results

        The Company believes that non-GAAP (generally accepted accounting principles) results, i.e., results excluding certain charges, are useful for an understanding of its ongoing operations because GAAP results include financial results that are not expected to be part of the Company's ongoing business. Specifically, charges taken in the first quarter 2002 associated with restructuring activities and SFAS No. 142 results are included in the attached year-to-date Consolidated Condensed Statements of Income but were not repeated in the first half of 2003. A comparison and reconciliation from non-GAAP to GAAP results is included in the financial statements accompanying this release. The Company cautions that non-GAAP results are not intended as a substitute for GAAP results.

  Conference Call and Webcast

        In conjunction with today's earnings announcement, APC management is hosting a conference call to discuss the Company's results as well as current expectations regarding future performance. This conference call will be held today, July 31, at 5:00 PM Eastern time and will be available live and archived, in its entirety, to the public via the Company's Web site at www.apc.com/corporate/investor/ or live by dialing 719-457-2604. A replay will be accessible via telephone at approximately 8:00 PM on July 31 by dialing 719-457-0820 and entering the access code 122402 and will continue through August 7 at midnight Eastern Time.

  Safe Harbor Provision

        This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company's future plans or prospects and those contained in the "Business Outlook" section of the press release, are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: Sufficient financial resources to enable the Board of Directors to continue to declare a dividend; costs incurred by the Company for the recent product recall are greater than or less than currently anticipated; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company's reliance on a variety of computer systems, including Oracle 11i which was implemented in the first quarter 2001 and is periodically upgraded; the effect on our business, our suppliers, our customers, or the economy resulting from travel, supply-chain or general business disruptions from Severe Acute Respiratory Syndrome (SARS); the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of Asian manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion and rationalization of global manufacturing capacity; the discovery of a latent defect in any of the Company's products; the Company's ability to effectively align operating expenses and production capacity with the current demand environment; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline more dramatically than currently anticipated; growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries; competitive factors and pricing pressures; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

  About American Power Conversion

        Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end infrastructure availability solutions. APC's comprehensive products and services offering, which is designed for both home and corporate environments, improves the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC, which is headquartered in West Kingston, Rhode Island, reported sales of $1.3 billion for the year ended December 31, 2002 and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

        All trademarks are the property of their owners. Additional information about APC and its global end-to-end solutions can be found at www.apc.com or by calling 800-877-4080.

        For more information contact:

        Donald Muir, chief financial officer, 401-789-5735, ext. 2105

        Deborah Hancock, director, investor relations, 401-789-5735, ext. 2994 or Debbie.hancock@apcc.com

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
IN THOUSANDS
(UNAUDITED)

	June 29, 2003	December 31, 2002
Current assets
Cash and cash equivalents	$195,786	$209,322
Short term investments	452,428	430,986
Accounts receivable, net	222,059	237,079
Inventories	386,058	319,971
Prepaid expenses and other current assets	23,536	24,545
Assets held-for-sale	—	3,033
Deferred income taxes	48,914	51,606

Total current assets	1,328,781	1,276,542

Property, plant & equipment	386,313	370,167
Less: accumulated depreciation and amortization	216,912	195,239
Net property, plant & equipment	169,401	174,928
Long term investments	65,851	56,293
Goodwill	6,679	6,679
Other intangibles, net	56,170	61,257
Deferred income taxes	25,195	26,354
Other assets	2,305	2,527

Total assets	$1,654,382	$1,604,580

Current liabilities
Accounts payable	$99,836	$99,983
Accrued expenses	119,754	132,053
Income taxes payable	31,422	45,404
Total current liabilities	251,012	277,440

Deferred tax liability	15,994	15,088

Total liabilities	267,006	292,528

Shareholders' equity
Common stock	1,975	1,965
Additional paid-in capital	142,911	131,827
Retained earnings	1,244,651	1,181,563
Treasury stock	(1,551)	(1,551)
Accumulated other comprehensive loss	(610)	(1,752)

Total shareholders' equity	1,387,376	1,312,052

Total liabilities and shareholders' equity	$1,654,382	$1,604,580

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	For the three months ended
	June 29, 2003	June 30, 2002
Net sales	$331,496	$308,200
Cost of goods sold	195,484	190,507
Gross profit	136,012	117,693
Marketing, selling, general and administrative	76,544	64,091
Research and development	16,287	14,658
Total operating expenses	92,831	78,749
Operating income	43,181	38,944
Other income, net	2,677	2,515
Earnings before income taxes	45,858	41,459
Income taxes	12,749	11,816
Net income	$33,109	$29,643
Diluted earnings per share	$0.17	$0.15
Diluted weighted average shares outstanding	199,993	196,917

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	For the six months ended
	June 29, 2003	June 30, 2002
Net sales	$640,471	$604,912
Cost of goods sold	378,545	384,918
Gross profit	261,926	219,994
Marketing, selling, general and administrative	148,924	130,243
Research and development	30,807	29,459

Total operating expenses	179,731	159,702

Operating income	82,195	60,292
Other income, net	5,185	4,346
Earnings before income taxes and cumulative effect of accounting change	87,380	64,638
Income taxes	24,292	18,422
Earnings before cumulative effect of accounting change	63,088	46,216
Cumulative effect of accounting change, net of tax	—	34,500
Net income	$63,088	$11,716
Diluted earnings per share:
Earnings per share before cumulative effect of accounting change	$0.32	$0.23
Cumulative effect of accounting change, net of tax	—	0.17
Net earnings per share	$0.32	$0.06
Diluted weighted average shares outstanding	199,881	197,144

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

Net income for the first half of 2002 includes after-tax charges of $39.7 million or $0.20 per share associated with goodwill impairment in accordance with SFAS No. 142 and downsizing actions, including employment terminations, facilities closings and related asset impairment. Excluding these charges, net income for the first half of 2002 was $51.4 million or $0.26 per share.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES
CONSOLIDATED GAAP VS. NON-GAAP STATEMENTS OF INCOME
IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	For the six months ended
	June 30, 2002 GAAP	June 30, 2002 Non-GAAP
Net sales	$604,912	$604,912
Cost of goods sold	384,918	380,143
Gross profit	219,994	224,769
Marketing, selling, general and administrative	130,243	127,752
Research and development	29,459	29,459

Total operating expenses	159,702	157,211

Operating income	60,292	67,558
Other income, net	4,346	4,346
Earnings before income taxes and cumulative effect of accounting change	64,638	71,904
Income taxes	18,422	20,493
Earnings before cumulative effect of accounting change	46,216	51,411
Cumulative effect of accounting change, net of tax	34,500	—
Net income	$11,716	$51,411
Diluted earnings per share:
Earnings per share before cumulative effect of accounting change	$0.23	$0.26
Cumulative effect of accounting change, net of tax	0.17	—
Net earnings per share	$0.06	$0.26
Diluted weighted average shares outstanding	197,144	197,144

The following table details a reconciliation from Non-GAAP amounts to U.S. GAAP and effects of these items:

	For the six months ended June 30, 2002
	Pretax	Net of Tax	Per Diluted Share
Non-GAAP income, excluding charges	$71,904	$51,411	$0.26
Less charges excluded from non-GAAP results:
Goodwill impairment (SFAS 142)	49,959	34,500	0.17
Restructuring in COGS	4,775	3,414	0.02
Restructuring in SG&A	2,491	1,781	0.01
GAAP income, including charges	$14,679	$11,716	$0.06

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American Power Conversion Announces Second Quarter 2003 Financial Results
Second Quarter Revenue Increases 8 Percent Year-over-Year; Highest Revenue Growth in Over Two Years
AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS IN THOUSANDS (UNAUDITED)
AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF INCOME IN THOUSANDS EXCEPT PER SHARE AMOUNTS (UNAUDITED)
AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF INCOME IN THOUSANDS EXCEPT PER SHARE AMOUNTS (UNAUDITED)
AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES CONSOLIDATED GAAP VS. NON-GAAP STATEMENTS OF INCOME IN THOUSANDS EXCEPT PER SHARE AMOUNTS (UNAUDITED)